Exhibit 99.1

CONTACT:	Tim Mammen	Dennis Walsh
	Chief Financial Officer	Senior Consultant
	IPG Photonics Corporation	Sharon Merrill
	(508) 373-1100	(617) 542-5300

IPG PHOTONICS REPORTS REVENUE GROWTH OF 17%

FOR FOURTH QUARTER AND 19% FOR FULL YEAR 2012

High-Power Lasers for Materials Processing Applications Drive Growth;

Provides Positive Outlook for First Quarter of 2013

OXFORD, Mass. – February 15, 2013 – IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the fourth quarter and fiscal year ended December 31, 2012.

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions, except per share data)	2012	2011	% Change	2012	2011	% Change
Revenue	$145.0	$123.5	17%	$562.5	$474.5	19%
Gross margin	51.8%	53.8%		54.2%	54.2%
Operating income	$47.3	$46.1	3%	$208.9	$175.5	19%
Operating margin	32.6%	37.3%		37.1%	37.0%
Net income attributable to IPG Photonics Corporation	$34.9	$31.1	12%	$145.0	$117.8	23%
Earnings per diluted share	$0.67	$0.64	5%	$2.81	$2.41	17%

Management Comments

“IPG ended a solid year of financial and operational performance with strong results for the fourth quarter,” said Dr. Valentin Gapontsev, IPG Photonics’ Chief Executive Officer. “Revenues for the quarter increased 17% over the prior year and net income increased by 12%, driven by high-power laser sales for materials processing applications. Looking at the full year, our 19% revenue growth and 23% net income growth demonstrates the wide and growing acceptance of IPG’s technology across a variety of applications.”

“Materials Processing sales, which make up the majority of our business, grew 14% for the fourth quarter,” said Dr. Gapontsev. “High-power laser sales increased 10% from the prior year, driven by cutting and welding applications, primarily used by automotive, heavy industry and general manufacturing. On a geographic basis, we performed well across most regions, particularly in North America and Asia.”

“In 2012, IPG spent approximately $68 million on capital expenditures to support manufacturing and new technology infrastructure, as well as expand capacity for the assembly of finished product,” Dr. Gapontsev said.

Business Outlook and Financial Guidance

“We are excited by IPG’s prospects for growth in 2013,” said Dr. Gapontsev. “We are pleased with the start of the year as order flow was very strong in January despite a book-to-bill that was less than one in Q4. We are making progress on increasing sales to current major OEMs and new applications. We believe that fiber laser technology continues to make market share gains over legacy laser technologies and non-laser technologies.”

IPGP Q4 2012 Results/2

“While revenues in the first quarter have historically been lighter on a sequential basis due to seasonality, we expect to report sequential growth over Q4 2012, as well as year-over-year. The continued market penetration of our products give us confidence that IPG will grow in 2013 as we strengthen our technology and competitive lead in the laser market, expand our product portfolio and enter into new applications,” concluded Dr. Gapontsev.

IPG Photonics expects revenue in the range of $145 million to $155 million for the first quarter of 2013. The Company anticipates earnings per diluted share in the range of $0.65 to $0.75 based on 52,116,000 diluted common shares, which includes 51,110,000 basic common shares outstanding and 1,006,000 potentially dilutive options at December 31, 2012.

As discussed in more detail below, actual results may differ from this guidance due to various factors including, but not limited to, product demand, competition and general economic conditions. This guidance is subject to the risks outlined in the Company’s reports with the SEC, and assumes that exchange rates remain at present levels.

Conference Call Reminder

The Company will hold a conference call to review its financial results and business highlights today, February 15, 2013 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the “Investors” section of the Company’s website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 709-8155 or (201) 689-8881. Interested parties that are unable to listen to the live call may access an archived version of the webcast, which will be available for approximately one year on IPG’s website.

About IPG Photonics Corporation

IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.

Safe Harbor Statement

Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, increasing sales to current major OEMs and new applications, making market share gains, sequential growth over Q4 2012, continued market penetration of IPG’s products, continued growth in 2013, strengthening of IPG’s technology and competitive lead, expanding the Company’s product lead and entering into new applications, and guidance for the first quarter of 2013. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of economic downturns; reduction in customer capital

IPGP Q4 2012 Results/3

expenditures; potential order cancellations and push-outs and financial and credit market issues; the Company’s ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG’s products; effective management of growth; level of fixed costs from its vertical integration; intellectual property infringement claims and litigation; interruption in supply of key components, including from transportation disruptions from natural and man-made events; manufacturing risks; inventory write-downs; foreign currency fluctuations; competitive factors, including declining average selling prices; building and expanding field service and support operations; uncertainties pertaining to customer orders; demand for products and services; development of markets for the Company’s products and services; and other risks identified in the Company’s SEC filings. Readers are encouraged to refer to the risk factors described in the Company’s Annual Report on Form 10-K (filed with the SEC on February 27, 2012) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPGP Q4 2012 Results/4

IPG PHOTONICS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(in thousands, except per share data)
NET SALES	$145,030	$123,524	$562,528	$474,482
COST OF SALES	69,856	57,100	257,801	217,227

GROSS PROFIT	75,174	66,424	304,727	257,255

OPERATING EXPENSES:
Sales and marketing	7,074	5,280	23,845	21,731
Research and development	9,270	6,580	31,401	25,422
General and administrative	9,937	9,943	39,231	37,442
Loss (gain) on foreign exchange	1,634	(1,449)	1,362	(2,862)

Total operating expenses	27,915	20,354	95,839	81,733

OPERATING INCOME	47,259	46,070	208,888	175,522

OTHER INCOME (EXPENSE), Net:
Interest (expense) income, net	(222)	(96)	319	(681)
Other income (expense), net	989	208	8	(257)

Total other income (expense)	767	112	327	(938)

INCOME BEFORE PROVISION FOR INCOME TAXES	48,026	46,182	209,215	174,584
PROVISION FOR INCOME TAXES	(13,114)	(14,327)	(61,471)	(53,575)

NET INCOME	34,912	31,855	147,744	121,009
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	769	2,740	3,250

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$34,912	$31,086	$145,004	$117,759

NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$0.68	$0.65	$2.87	$2.48
Diluted	$0.67	$0.64	$2.81	$2.41
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	51,110	47,564	50,477	47,365
Diluted	52,116	48,685	51,536	48,685

IPGP Q4 2012 Results/5

IPG PHOTONICS CORPORATION

SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2012	2011	2012	2011
Cost of sales	$594	$428	$2,184	$1,731
Sales and marketing	225	297	1,052	1,503
Research and development	351	247	1,327	1,036
General and administrative	1,037	896	4,002	3,778

Total stock-based compensation	2,207	1,868	8,565	8,048
Tax benefit recognized	(691)	(569)	(2,629)	(2,551)

Net stock-based compensation	$1,516	$1,299	$5,936	$5,497

IPGP Q4 2012 Results/6

IPG PHOTONICS CORPORATION

SUPPLEMENTAL SCHEDULE OF ACQUISTION RELATED COSTS IN COST OF SALES

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2012	2011	2012	2011
Cost of sales
Step-up of inventory (1)	$460	$—	$460	$—
Amortization of intangible assets (2)	204	362	1,228	1,341

Total acquistion related costs	$664	$362	$1,688	$1,341

(1)	Amount relates to Microsystems step-up adjustment on inventory sold during the period
(2)	Amount relates to intangible amortization expense during periods presented including amortization of acquired patents

IPGP Q4 2012 Results/7

IPG PHOTONICS CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2012	2011
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$384,053	$180,234
Short-term investments	—	25,451
Accounts receivable, net	96,630	75,755
Inventories, net	139,618	116,978
Prepaid income taxes and income taxes receivable	13,071	13,285
Prepaid expenses and other current assets	18,639	11,855
Deferred income taxes, net	12,948	10,899

Total current assets	664,959	434,457
DEFERRED INCOME TAXES, NET	2,107	4,830
GOODWILL	2,898	—
INTANGIBLE ASSETS, NET	7,510	6,157
PROPERTY, PLANT AND EQUIPMENT, NET	210,563	155,202
OTHER ASSETS	7,461	7,486

TOTAL	$895,498	$608,132

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$2,442	$7,057
Current portion of long-term debt	1,675	1,613
Accounts payable	17,783	11,122
Accrued expenses and other liabilities	51,723	47,285
Deferred income taxes, net	9,831	5,405
Income taxes payable	42,443	21,230

Total current liabilities	125,897	93,712
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	12,660	8,961
LONG-TERM DEBT, NET OF CURRENT PORTION	14,014	15,726

Total liabilities	152,571	118,399
REDEEMABLE NONCONTROLLING INTERESTS	—	46,123
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 51,359,247 shares issued and outstanding at December 31, 2012; 47,616,115 shares issued and outstanding at December 31, 2011	5	5
Additional paid-in capital	511,039	332,585
Retained earnings	234,977	122,833
Accumulated other comprehensive loss	(3,094)	(12,100)

Total IPG Photonics Corporation stockholders’ equity	742,927	443,323
NONCONTROLLING INTERESTS	—	287

Total equity	742,927	443,610

TOTAL	$895,498	$608,132

IPGP Q4 2012 Results/8

IPG PHOTONICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2012	2011
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$147,744	$121,009
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,357	23,962
Provisions for inventory, warranty & bad debt	19,967	15,346
Other	15,342	7,561
Changes in assets and liabilities that provided (used) cash:
Accounts receivable/payable	(18,331)	(21,703)
Inventories	(22,975)	(56,139)
Other	7,395	(2,685)

Net cash provided by operating activities	175,499	87,351

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(68,408)	(53,007)
Proceeds (purchases) of short-term investments	25,452	(25,451)
Acquisition of businesses, net of cash acquired	(11,596)	(750)
Other	(929)	109

Net cash used in investing activities	(55,481)	(79,099)

CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	(4,430)	43
Principal payments on long-term borrowings	(2,117)	(1,432)
Purchase of noncontrolling interests	(700)	—
(Purchase) sale of redeemable noncontrolling interests	(55,400)	19,972
Exercise of employee stock options and issuances under employee stock purchase plan	5,480	5,268
Tax benefits from exercise of employee stock options	4,679	8,034
Proceeds from follow-on public offering, net of offering expenses	167,928	—
Distributions to shareholders	(33,353)	—

Net cash provided by financing activities	82,087	31,885

EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	1,714	(7,763)

NET INCREASE IN CASH AND CASH EQUIVALENTS	203,819	32,374
CASH AND CASH EQUIVALENTS — Beginning of period	180,234	147,860

CASH AND CASH EQUIVALENTS — End of period	$384,053	$180,234

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$864	$1,089

Cash paid for income taxes	$25,980	$39,199